UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF

THE SECURITIES EXCHANGE ACT OF 1934

GETTY IMAGES, INC.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Options to Purchase Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

Not Applicable

(CUSIP Number of Class of Securities)

Jonathan D. Klein

Chief Executive Officer

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

(206) 925-5000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Craig W. Adas, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Pkwy Redwood Shores, CA 94065 (650) 802-3000	Brian M. Stadler, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee
$8,079,268.23*	$317.52*

*	Calculated solely for the purpose of estimating the filing fee. This amount is based upon the aggregate purchase price payable for options to purchase shares of Common Stock being solicited in this offer.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form or Registration No.:

Filing Party:

Date Filed:

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing fee is a final amendment reporting the results of the tender offer: ☐

SCHEDULE TO

Getty Images, Inc., a Delaware corporation (“Getty Images”), is filing this Tender Offer Statement on Schedule TO (the “Statement”) under Section 13(e) of the Securities Exchange Act of 1934, as amended, in connection with its offer to purchase outstanding options to purchase shares of its common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions described in the Offer to Purchase for Cash all Outstanding Options to Purchase Common Stock dated May 23, 2008, and related attachments thereto (the “Offer to Purchase”). The Offer to Purchase attached hereto as Exhibit (a)(1)(A), the Election Form attached hereto as Exhibit (a)(1)(B), the Withdrawal Form attached hereto as Exhibit (a)(1)(C), the Letter to Optionholders attached hereto as Exhibit (a)(1)(D) and the Example of Personal Options Statement attached hereto as Exhibit (a)(1)(E), each of which may be amended or supplemented from time to time, together and with all schedules and annexes thereto, constitute the “Offer.”

This Offer is being made in connection with the proposed merger (the “Merger”) of Abe Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into Getty Images, pursuant to that certain Agreement and Plan of Merger, dated as of February 24, 2008, by and among Getty Images, Abe Investment, L.P., a Delaware limited partnership, and Merger Sub (as may be amended from time to time, the “Merger Agreement”), attached hereto as Exhibit (d)(4). The Merger and the Merger Agreement are described in Getty Images’ definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 22, 2008 (the “Proxy Statement”), attached hereto as Exhibit (d)(3).

The information in the Offer is expressly incorporated in this Statement by reference in response to all of the items of this Statement, except as otherwise provided.

Item 1.	Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) The name of the issuer is Getty Images, Inc., a Delaware corporation, and the address of its principal executive office is 601 North 34th Street, Seattle, Washington 98103. Getty Images’ telephone number is (206) 925-5000. The information set forth in the Offer to Purchase under the section entitled “The Offer—10. Information Concerning Getty Images” is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the section entitled “The Offer—1. General” is incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under the section entitled “The Offer—8. Price Range of Getty Images Common Stock Underlying the Options” is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Getty Images is the filing person and the subject company. The information set forth under Item 2(a) above is incorporated herein by reference. The information set forth in the Offer to Purchase under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 4.	Terms of the Transaction.

(a) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet,” “Significant Consequences to Non-Participating Optionholders” and “The Offer” and in Appendices A through J attached to the Offer to Purchase is incorporated herein by reference.

(b) The information set forth under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Arrangements.

(e) The information set forth in the Offer to Purchase under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements about the Options” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “The Special Meeting—Vote Required for Approval,” “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” “The Merger Agreement,” “Where You Can Find More Information,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet” and “The Offer—3. Purpose of this Offer; Plans” is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet” and “The Offer—12. Status of Options Cancelled by us in this Offer; Accounting Consequences of this Offer” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Effects of the Merger,” “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” “The Merger Agreement,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under the sections entitled “Summary Term Sheet” and “The Offer—3. Purpose of this Offer; Plans” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Background of the Merger,” “Special Factors—Plans for Getty Images After the Merger,” “Special Factors—Effect of the Merger,” “Special Factors—Financing of the Merger,” “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” “The Merger Agreement,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) The information set forth in the Offer to Purchase under the section entitled “The Offer—9. Source and Amount of Consideration” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet—Financing of the Merger,” “Summary Term Sheet—Limitations on Remedies,” “Special Factors—Financing of the Merger,” “Special Factors—Limitation on Remedies; Limited Guarantee,” “Special Factors—Estimated Fees and Expenses of the Merger,” “The Merger Agreement,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the sections entitled “The Offer—7. Conditions of this Offer” and “The Offer—9. Source and Amount of Consideration” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet—Financing of the Merger,” “Summary Term Sheet—Limitations on Remedies,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Effects of the Merger,” “Special Factors—Effects on the Company if the Merger is Not Completed,” “Special Factors—Financing of the Merger,” “Special Factors—Limitations on Remedies; Limited Guarantee,” “Special Factors—Estimated Fees and Expenses of the Merger,” “The Merger Agreement,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

(d) The information set forth in the Offer to Purchase under the sections entitled “The Offer—7. Conditions of this Offer” and “The Offer—9. Source and Amount of Consideration” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet—Financing of the Merger,” “Special Factors—Background of the Merger,” “Special Factors—Financing of the Merger,” “The Merger Agreement,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a) The information set forth in the Offer to Purchase under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Summary Term Sheet—Interests of the Company’s Directors and Executive

Officers in the Merger,” “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” and “Important Information Regarding Getty Images—Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers” are incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the section entitled “The Offer—11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference. The information in the Proxy Statement under the sections entitled “Important Information Regarding Getty Images—Transactions in Common Stock” and “Important Information Regarding Getty Images—Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers” are incorporated herein by reference.

Item 9.	Person/Assets, Retained, Employed, Compensated or Used.

(a) Not applicable.

Item 10.	Financial Statements.

(a) Not applicable.

(b) Not applicable.

Item 11.	Additional Information.

(a) The information set forth in the Offer to Purchase under the section entitled “The Offer—13. Legal Matters; Regulatory Approvals” is incorporated herein by reference. The information set forth in the Proxy Statement under the section entitled “Special Factors—Governmental and Regulatory Approvals” and “Special Factors—Litigation Related to the Merger” is incorporated herein by reference.

(b) The information contained in the Proxy Statement, including all annexes thereto, is incorporated herein by reference.

Item 12.	Exhibits.

(a)(1)(A)	Offer to Purchase for Cash all Outstanding Options to Purchase Common Stock, dated May 23, 2008.

(a)(1)(B)	Election Form.

(a)(1)(C)	Withdrawal Form.

(a)(1)(D)	Letter to Optionholders, dated May 23, 2008.

(a)(1)(E)	Example of Personal Options Statement.

(a)(1)(F)	Form of Confirmation E-Mails.

(a)(1)(G)	Form of Reminder E-Mails.

(a)(1)(H)	Questions and Answers about Restricted Stock Units and Stock Options.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Senior Secured Credit Facilities Commitment Letter, dated February 24, 2008, from Barclays Bank Plc, General Electric Capital Corporation, GE Capital Markets, Inc., The Royal Bank of Scotland Plc and RBS Securities Corporation to Abe Acquisition Corp., incorporated herein by reference to Exhibit (b)(1) of the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by Getty Images with the Securities and Exchange Commission on March 27, 2008.

(d)(1)	Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.4 of Getty Images’ Form 10-Q filed by Getty Images with the Securities and Exchange Commission on August 12, 2002.

(d)(2)	Getty Images, Inc. 2005 Incentive Plan, incorporated herein by reference to Appendix A of the Definitive Proxy Statement of Getty Images, Inc. filed by Getty Images with the Securities and Exchange Commission on March 29, 2005.

(d)(3)	Definitive Proxy Statement of Getty Images, Inc., incorporated herein by reference to the Schedule 14A filed by Getty Images with the Securities and Exchange Commission on May 22, 2008 (the “Proxy Statement”).

(d)(4)	Agreement and Plan of Merger, dated as of February 24, 2008, by and among Getty Images, Inc., Abe Investment, L.P. and Abe Acquisition Corp., incorporated herein by reference to Annex A to the Proxy Statement.

(d)(5)	Equity Commitment Letter, dated February 24, 2008, by and among Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Executives VI, L.P., Hellman & Friedman Capital Associates VI, L.P. and Abe Investment, L.P., incorporated herein by reference to Exhibit (d)(13) of Amendment No. 1 to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by Getty Images with the Securities and Exchange Commission on May 8, 2008.

(d)(6)	Co-Investor Equity Commitment Letter, dated February 24, 2008, by and among Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P. and Abe Investment, L.P., incorporated herein by reference to Exhibit (d)(14) of Amendment No. 1 to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by Getty Images with the Securities and Exchange Commission on May 8, 2008.

(d)(7)	Rollover Commitment Letter, dated February 24, 2008, from Getty Investments L.L.C., the October 1993 Trust, the Cheyne Walk Trust, the Ronald Family Trust B, Mark H. Getty and the Options Settlement to Abe Investment, L.P., incorporated herein by reference to Exhibit 2 of Amendment No. 6 to Schedule 13D filed by Getty Investments L.L.C. with the Securities and Exchange Commission on February 27, 2008.

(g)	Not applicable.

(h)	Not applicable.

Item 13.	Information Required by Schedule 13e-3.

(a) Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

GETTY IMAGES, INC.

/s/ JOHN LAPHAM
John Lapham Senior Vice President and General Counsel

Date: May 23, 2008

EXHIBIT INDEX

(a)(1)(A)	Offer to Purchase for Cash all Outstanding Options to Purchase Common Stock, dated May 23, 2008.

(a)(1)(B)	Election Form.

(a)(1)(C)	Withdrawal Form.

(a)(1)(D)	Letter to Optionholders, dated May 23, 2008.

(a)(1)(E)	Example of Personal Options Statement

(a)(1)(F)	Form of Confirmation E-Mails.

(a)(1)(G)	Form of Reminder E-Mails.

(a)(1)(H)	Questions and Answers about Restricted Stock Units and Stock Options

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Senior Secured Credit Facilities Commitment Letter, dated February 24, 2008, from Barclays Bank Plc, General Electric Capital Corporation, GE Capital Markets, Inc., The Royal Bank of Scotland Plc and RBS Securities Corporation to Abe Acquisition Corp., incorporated herein by reference to Exhibit (b)(1) of the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by Getty Images with the Securities and Exchange Commission on March 27, 2008.

(d)(1)	Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.4 of Getty Images’ Form 10-Q filed by Getty Images with the Securities and Exchange Commission on August 12, 2002.

(d)(2)	Getty Images, Inc. 2005 Incentive Plan, incorporated herein by reference to Appendix A of the Definitive Proxy Statement of Getty Images, Inc. filed by Getty Images with the Securities and Exchange Commission on March 29, 2005.

(d)(3)	Definitive Proxy Statement of Getty Images, Inc., incorporated herein by reference to the Schedule 14A filed by Getty Images with the Securities and Exchange Commission on May 22, 2008 (the “Proxy Statement”).

(d)(4)	Agreement and Plan of Merger, dated as of February 24, 2008, by and among Getty Images, Inc., Abe Investment, L.P. and Abe Acquisition Corp., incorporated herein by reference to Annex A to the Proxy Statement.

(d)(5)	Equity Commitment Letter, dated February 24, 2008, by and among Hellman & Friedman Capital Partners VI, L.P., Hellman & Friedman Capital Partners VI (Parallel), L.P., Hellman & Friedman Capital Executives VI, L.P., Hellman & Friedman Capital Associates VI, L.P. and Abe Investment, L.P., incorporated herein by reference to Exhibit (d)(13) of Amendment No. 1 to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by Getty Images with the Securities and Exchange Commission on May 8, 2008.

(d)(6)	Co-Investor Equity Commitment Letter, dated February 24, 2008, by and among Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P. and Abe Investment, L.P., incorporated herein by reference to Exhibit (d)(14) of Amendment No. 1 to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed by Getty Images with the Securities and Exchange Commission on May 8, 2008.

(d)(7)	Rollover Commitment Letter, dated February 24, 2008, from Getty Investments L.L.C., the October 1993 Trust, the Cheyne Walk Trust, the Ronald Family Trust B, Mark H. Getty and the Options Settlement to Abe Investment, L.P., incorporated herein by reference to Exhibit 2 of Amendment No. 6 to Schedule 13D filed by Getty Investments L.L.C. with the Securities and Exchange Commission on February 27, 2008.

(g)	Not applicable.

(h)	Not applicable.